                                                                    EXHIBIT 99.1

                         PRESS RELEASE               Certegy Inc.
                                                     11720 Amber Park Drive
                                                     Suite 600
                                                     Alpharetta, Georgia 30004

                                                     Phone   678-867-8000
                         Date: September 20, 2002    Fax     678-867-8100


FOR IMMEDIATE RELEASE                         CONTACT: MARY WAGGONER
                                              VP OF INVESTOR RELATIONS
                                              678-867-8004
                                              MARY.WAGGONER@CERTEGY.COM


                 CERTEGY LOWERS 2002 AND 2003 EARNINGS GUIDANCE

                       RECENT DEVELOPMENTS IMPACT OUTLOOK


ALPHARETTA, GA, SEPTEMBER 20, 2002 - Certegy Inc. (NYSE:CEY) announced today that it expects to report third quarter 2002 diluted earnings per share of $0.40, before restructuring charge, and has revised previous revenue and earnings guidance for full year 2002 and 2003. Revenue in 2002 is expected to increase by 8 to 9 percent over 2001. Full year 2002 diluted earnings per share is expected to be $1.39 to $1.40, before restructuring charges.

The company anticipates a third quarter 2002 restructuring charge of approximately $5 million, or $0.05 per diluted share, related to the write-off of the remaining intangible purchase accounting value previously assigned to a customer contract (Banco Real). The company also anticipates a fourth quarter 2002 restructuring charge of approximately $3 million to $4 million, or $0.03 to $0.04 per diluted share, to cover severance costs. In 2003, Certegy expects revenue growth of 6 to 8 percent and diluted earnings per share of $1.52 to $1.55.

The revised outlook is the result of the following recent developments:

         - Check Cashing. The planned fourth quarter 2002 nationwide roll-out of a check cashing program for a major discount retail customer has been delayed until mid 2003. Separately, the number of machines to be deployed by the end of 2002 in conjunction with the company's kiosk-based check cashing program will be less than previously anticipated.

         - Brazilian Card Market. Banco Real, in Brazil, will deconvert its card portfolio in late February 2003. This decision coincides with its parent's agreement to outsource $1.5 billion of global wholesale banking data processing services. In addition, ongoing political and economic uncertainty has weakened the Brazilian currency, and has begun to unfavorably impact new card issuance rates.

         - Merchant Processing. In late August, a large merchant processing customer moved its account to its new owner's processor. A portion of this volume has subsequently been replaced by new merchant signings.

The following table summarizes the estimated impact of these developments on revenue and diluted earnings per share guidance for third and fourth quarters of 2002 and full year 2003.

                                                           Reductions from
                                                          Previous Guidance
                                                  -------------------------------
                                                        2002              2003
                                                  ------------------    ---------
                                                   Q3          Q4       Full Year
                                                 ------      ------     ---------
                  Revenue (in millions):
                     Check Cashing               $ (1.0)     $ (5.5)     $ (6.0)
                     Brazilian Card Market         (1.9)       (4.0)      (40.0)
                     Merchant Processing           (1.6)       (4.7)      (13.0)
                                                 ------      ------      ------
                                                 $ (4.5)     $(14.2)     $(59.0)
                                                 ======      ======      ======

                  Diluted earnings per share     $(0.01)     $(0.03)     $(0.11)
                                                 ======      ======      ======

"While we are disappointed by these recent developments and the impact on 2002 and 2003 guidance, we remain confident that our competitive positions and capabilities are very strong," said Lee Kennedy, Certegy's Chairman and Chief Executive Officer. "The international card services and domestic check cashing markets remain very attractive growth opportunities for Certegy," he continued.

A conference call will be held on Friday, September 20, 2002 at 9:00 a.m. EDT with Lee A. Kennedy, Chairman and CEO, Larry J. Towe, Chief Operating Officer, and Michael T. Vollkommer, Chief Financial Officer. Access to the call will be available via phone and the Internet. The conference call number is 800-230-1074 (Domestic), and 612-332-0530 (International). A replay of the call will be available through October 4, 2002. To access the replay, dial 800-475-6701, access code 653046. To participate via the Internet, go to www.certegy.com and click on the link "Webcast" up to 15 minutes in advance of the call. A replay of the Webcast will be available through October 4, 2002. Please be advised that Microsoft's Windows Media Player(TM) must be downloaded prior to accessing the presentation. It can be downloaded from www.microsoft.com/windows/mediaplayer.

                                      ###
The statements in this release include forward-looking statements that are based on current expectations, assumptions, estimates, and projections about Certegy and our industry. They are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Certegy's control, that may cause actual results to differ significantly from what is expressed in those statements. The factors that could, either individually or in the aggregate, affect our performance include the following, which are described in greater detail in the section entitled "Certain Factors Affecting Forward-Looking Statements" in our 2001 Annual Report on Form 10-K filed with the SEC: Our ability to maintain or improve our competitive positions against current and potential competitors; the level of economic growth or other factors affecting demand for our products and services; loss of key customer contracts or strategic relationships; changes in regulation or industry standards applicable to our businesses or those of our customers; risks associated with investments and operations in foreign countries, including exchange rate fluctuations and local political, social, and economic factors, and those other risks listed in the above-referenced section of our Form 10-K.

                                      ###
Certegy (NYSE:CEY) provides credit and debit card processing, check risk management and check cashing services, and merchant processing to over 6,000 financial institutions, 117,000 retailers and 100 million consumers worldwide. Headquartered in Alpharetta, Georgia, Certegy maintains a strong global presence with operations in the United States, Canada, United Kingdom, Ireland, France, Chile, Brazil, Australia and New Zealand. As a leading payment services provider, Certegy offers a comprehensive range of transaction processing services, check risk management solutions and integrated customer support programs that facilitate the exchange of business and consumer payments. Certegy generated $936 million in revenue in 2001. For more information on Certegy, please visit www.certegy.com.

                                  CERTEGY INC.
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                                                          Pro Forma Adjustments
                                                                          ---------------------
                                                          Historical     Spin(1)     SFAS 142(2)   Pro Forma
                                                          ----------     --------    -----------   ---------

Revenues(3) ...........................................    $ 935,971     $     --     $      --     $ 935,971
                                                           ---------     --------     ---------     ---------

Operating expenses:
    Costs of services(3) ..............................      686,588        2,350        (8,560)      680,378
    Selling, general and administrative ...............       97,964          900            --        98,864
                                                           ---------     --------     ---------     ---------
                                                             784,552        3,250        (8,560)      779,242
                                                           ---------     --------     ---------     ---------
Operating income ......................................      151,419       (3,250)        8,560       156,729
Other income, net .....................................           78           --            --            78
Interest expense ......................................       (7,200)      (8,413)           --       (15,613)
                                                           ---------     --------     ---------     ---------
Income before income taxes and
    minority interests ................................      144,297      (11,663)        8,560       141,194
Provision for income taxes ............................      (56,276)       4,549        (1,309)      (53,036)
Minority interests in earnings, net of tax ............         (945)          --            --          (945)
                                                           ---------     --------     ---------     ---------
Net income ............................................    $  87,076     $ (7,114)    $   7,251     $  87,213
                                                           =========     ========     =========     =========
Basic earnings per share ..............................    $    1.27                                $    1.28
                                                           =========                                =========
Average shares outstanding ............................       68,317                                   68,317
                                                           =========                                =========
Diluted earnings per share ............................    $    1.26                                $    1.26
                                                           =========                                =========
Average shares outstanding ............................       69,063                                   69,063
                                                           =========                                =========

Operating income of the Company's reportable segments for the year ended
  December 31, 2001 on a pro forma basis is as follows:

                                                                          Pro Forma Adjustments
                                                                          ---------------------
                                                          Historical     Spin(1)     SFAS 142(2)   Pro Forma
                                                          ----------     --------    -----------   ---------
Operating income:
   Card Services ......................................    $ 119,767     $     --     $   7,637    $ 127,404
   Check Services .....................................       43,502           --           923       44,425
                                                           ---------     --------     ---------    ---------
                                                             163,269           --         8,560      171,829
   General Corporate Expense ..........................      (11,850)      (3,250)           --      (15,100)
                                                           ---------     ---------    ---------    ---------
                                                           $ 151,419     $ (3,250)    $   8,560    $ 156,729
                                                           =========     ========     =========    =========

(1) Pro forma adjustments include a) additional operating expenses of $3.3 million, which specifically relate to incremental pension expense, insurance costs, corporate headquarters rent, and stand-alone public company costs for audit, director, and stock exchange fees; b) interest expense on the $275 million of debt used to fund a cash payment to Equifax in conjunction with the spin-off, at an annual rate of LIBOR plus 100 basis points (5.76% for the six months ended June 30, 2001), plus amortization of financing costs over the three-year term of the debt; and c) the income tax benefit resulting from the pro forma adjustments using the Company's effective tax rate for the period.

(2) Pro forma adjustment to exclude goodwill amortization expense in accordance with SFAS 142, "Goodwill and Other Intangible Assets," as if the standard had been effective January 1, 2001.

(3) In January 2002, the Company adopted Emerging Issues Task Force Issue No. 01-14 ("EITF 01-14"), "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred," which requires that reimbursements received for out-of-pocket expenses be reclassified as revenues. Historically, the Company has netted such reimbursements against its costs in the consolidated statement of income. As a result of this required adoption and certain similar reclassifications, revenues reported for the year ended December 31, 2001 have increased by $84.8 million for reimbursed out-of-pocket expenses that include postage, delivery, telecommunication, and other costs.


                                  Attachment I

CERTEGY INC.
SUPPLEMENTAL INFORMATION
QUESTIONS AND ANSWERS



     1)   DO YOU CONTINUE TO VIEW BRAZIL AS AN ATTRACTIVE MARKET?

          We believe that the long-term prospects offered by the Brazilian market are attractive. The Brazilian card market is projected to produce double-digit growth over the long term. This growth is expected to be driven by a general expansion of credit led by the large market leaders, deeper card issuance into the growing Brazilian consumer base and migration of payment media from paper-based solutions to card products. Also, the trend towards outsourcing is expected to accelerate as issuers strive to reduce costs.

          Despite these positive trends, the Brazilian market is also characterized by political and economic uncertainty that causes volatility in currency values, and historically has resulted in severe inflationary pressures. Significant changes in bank ownership, as large private banks acquire smaller regional banks and foreign global banks acquire Brazilian banks, can generate both risk of losing customers as well as opportunities for gaining customers.

          Our Brazilian strategy is consistent with our global strategy to offer card issuers a broad range of services and card products at competitive prices. The conversion of accounts to our Base2000 platform and a continued focus on attaining other cost efficiencies should provide us with a cost structure that can withstand short-term declines in business driven by the uncertain market conditions.


     2)   HAS YOUR INTERNATIONAL CARD REVENUE GROWTH TARGET CHANGED?

          In local currency, 2002 international card revenue is expected to grow 14% compared to our 19% to 20% guidance at the beginning of the year. The lower revenue growth is caused by the recent market developments in Brazil, including slowing card issuance by certain customers and the advent of pricing pressure during the second half of 2002. The weakening currency in Brazil will lower this revenue growth to 7% to 8% on a U.S. dollar basis. These factors, along with the loss of Banco Real, will have a significant impact on 2003 international card issuer revenue, which is forecast to decline by 9% to 10% on a U.S. dollar basis and by 5% to 6% on a local currency basis, as compared with 2002.

          Excluding the Banco Real revenue from our 2002 ($33 million) and 2003 ($3.6 million) results, the 2003 international card issuer revenue growth should be 11% to 16% in U.S. dollars and 15% to 20% on a local currency basis, absent the signing of any new large customers.


                                Attachment II-1

     3) HOW WILL THE EVENTS YOU HAVE REPORTED TODAY IMPACT THE COMPANY'S ABILITY TO ACHIEVE A 15% MARGIN IN THE INTERNATIONAL CARD ISSUING OPERATIONS BY YEAR-END 2003?

          We now expect to achieve a 15% run rate margin in our international card issuer operations by early 2005. International card issuer revenue in 2003 is forecast to approximate 2002 revenue on a local currency basis, as growth in Brazil and our other processing centers is expected to offset the revenue decline from the Banco Real departure. However, Banco Real was a full-service account, and the loss of this revenue leverage will prevent us from achieving the 15% margin target by year-end 2003.

          Our revised 2003 forecast has full-year margins below 5%. We expect to continue to achieve operational cost efficiencies and regain scale through ongoing 15% to 20% local currency revenue growth.


     4)   CAN CHECK CASHING DRIVE LONG-TERM GROWTH FOR CERTEGY?

          Based on our success in establishing relationships in the convenience store, discount store, bank and grocery channels, we believe the Company is well positioned to capture share in the $1.5 billion check cashing market.

          - The 7-Eleven Vcom(TM) test has proven successful in terms of transaction volumes, consumer acceptance, and loss rates. In July 2002, 7-Eleven announced plans to purchase an additional 1,000 units with installation of those units scheduled to begin in September of 2002. The rollout has begun in Orlando and will expand to Tampa, Miami, Denver and Colorado Springs prior to year-end. We anticipate deploying a total of 200 to 300 kiosks this year and expect between 1,000 and 1,200 kiosks to be in place by the end of 2003.

          - A major discount retailer implemented the in-lane check cashing service in two locations in July and has been testing the process for the last two months. Based on the successful results, the service has been installed at two additional stores within the last two weeks. We anticipate that service will be in place at approximately 30 locations by year-end 2002. Service at their remaining 3,000 locations is expected to be implemented in mid-2003 as holiday system freezes are lifted, year-end accounting and inventory work is finished and the training of the store associates is completed.

          - We are currently working with a major bank to offer in-lobby, kiosk-based check cashing services, and are pursuing similar opportunities in the discount store and supermarket industries.


     5)   WHAT ARE YOUR REVENUE EXPECTATIONS FOR CHECK CASHING?

          We anticipate revenue from our current customer base to grow from approximately $3 million in 2002 to $15 million in 2003 and reach full run rate potential of $35 million by the end of 2004. The initial revenue guidance of $15 million in 2002 was based primarily on the installation of 2,000 kiosks by year-end. Certegy and 7-Eleven management decided to extend the test period in order to perfect operations,


                                Attachment II-2
          continue refining marketing and implementation strategies and to calibrate the risk systems. This decision was based on the desire to:
          (1) maximize consumer approval rates, (2) drive higher transactions volumes per machine, (3) minimize loss rates and (4) optimize capital outlays. Extending the test and deferring the placement of machines is considered to be a temporary event that will result in a higher success rate. Current expectations are that 250 kiosks will be in place by the end of 2002 with between 1,000 and 2,000 being implemented by the end of 2003.

          In the first quarter 2002, we were in the final stages of contract negotiations with a major discount retailer to provide in-lane check cashing services. The implementation of this service was expected to occur in the third and fourth quarters of 2002. The revenues associated with this program were expected to partially offset the 2002 Vcom revenue shortfall and a substantial portion of the Vcom profit variance. Based on the signing of this major contract in May 2002, management determined that no change in guidance was necessary at that time.

          Certegy was notified in early September of the retailer's decision to delay most of the 3,000 store implementation until after the traditional holiday system freeze, due to the size of the conversion. Based on this new information, management determined that revisions to 2002 revenue and profit guidance for the check cashing business would be appropriate.


     6)   WHAT ARE YOUR EXPECTATIONS FOR THE PROFITABILITY OF CHECK CASHING?

          Start up costs will continue through the first half of 2003 as we roll out the service to additional locations. We expect the check cashing business to become profitable in the second half of 2003. We anticipate check cashing to generate operating income of approximately $2 million for full-year 2003.


     7) HOW ARE THE CHECK SERVICES (EXCLUSIVE OF CHECK CASHING) AND CARD ISSUER SERVICES (OUTSIDE OF BRAZIL) BUSINESSES PERFORMING?

          Our core check business remains strong and is exceeding 2002 targeted performance. The strength in these operations partially offset the below target performance of the check cashing start-up during the first half of 2002. The core business is expected to continue to perform well in the second half of 2002.

          Outside of Brazil, our international card operations are performing at targeted levels. Our domestic card business is expected to achieve prior guidance of 8% revenue growth in the fourth quarter. The strong revenue growth momentum in the second half of 2002 will not be entirely apparent due to non-recurring revenue in our domestic card e-banking operations during the third quarter of 2001. E-banking revenue will decline by approximately $5 million on a year-over-year comparison in the second half of 2002, while the domestic card issuing operations is expected to grow 6% for the entire second half. The non-recurring nature of the prior year e-banking revenue was factored into our previous domestic card growth rates for 2002.


                                Attachment II-3

     8) HOW WILL FOREIGN CURRENCY IMPACT CERTEGY'S 2002 AND 2003 REVENUE AND OPERATING INCOME GROWTH?

          Currency translation is expected to increase (decrease) year over year revenue and operating income growth as follows (in millions):

                                            2002                     2003
                            -----------------------------------     ------
                            3RD QTR        4TH QTR        YEAR       YEAR
                            -------        -------       ------     ------
Revenues:
  Card Services             $ (1.5)        $ (2.6)       $ (7.5)    $ (4.6)
  Check Services               0.9            1.1           1.9        2.0
                            ------         ------        ------     ------
                            $ (0.6)        $ (1.5)       $ (5.6)    $ (2.6)
                            ======         ======        ======     ======

                                            2002                     2003
                            -----------------------------------     ------
                            3RD QTR        4TH QTR        YEAR       YEAR
                            -------        -------       ------     ------
Operating Income:
   Card Services            $ (0.5)        $ (0.7)       $ (1.1)     $ (0.1)
   Check Services              0.2            0.3           0.5      $  0.4
                            ------         ------        ------      ------
                            $ (0.3)        $ (0.4)       $ (0.6)     $  0.3
                            ======         ======        ======      ======



     9)   WHAT ARE THE COMPONENTS OF THE ANTICIPATED RESTRUCTURING CHARGES?

          A restructuring charge of approximately $5 million is anticipated in the third quarter of 2002, related to the write-off of remaining intangible purchase accounting value assigned to the Banco Real contract. The anticipated fourth quarter 2002 charge of $3 million to $4 million is primarily attributable to a reduction of workforce in Brazil and other operations around the globe. The Brazilian actions are directly related to the reduced level of business that will result from the Banco Real departure. The other actions are within each of our global operations to drive additional efficiencies. This is expected to generate a cost reduction of $3 million in 2003, $2 million within Card Services and $1 million within Check Services, which has been considered in our revised 2003 guidance.


     10)  DO YOU ANTICIPATE ANY OTHER NON-RECURRING EVENTS?

          As previously disclosed, a class action lawsuit was filed in 1996 against the Company in the U.S. District Court for the Eastern District of California. This action is based on a claim that the Company's practice of assessing a service charge on unpaid checks allegedly violated provisions of the Federal Fair Debt Collection Practices Act and California's Unfair Business Practices Act during the period from August 1992 through December 1996. The plaintiffs seek, among other remedies, a refund of all service charges collected from California Consumers during this period, pre-judgment interest, statutory damages under the Fair Debt Collection Practices Act, and attorneys' fees, which amounts in the aggregate could exceed $15 million. The Company has defended, and will continue to defend, this action vigorously; however, litigation is inherently uncertain and the Company many not prevail. In the opinion of management, the ultimate resolution of this matter will not have a


                                Attachment II-4
          materially adverse effect on the Company's financial position, liquidity, or results of operations.

     11)  CAN YOU PROVIDE DETAIL BUSINESS LEVEL GUIDANCE FOR 2003?

          During the fourth quarter we will complete our 2003 budget and operating plan. We will communicate more detailed guidance during our year-end earnings call; and if appropriate, sooner.